EXHIBIT 10.20

To:	Pemer Shipping Ltd
32 Karamanli Avenue
166 05 Voula
Greece

Fax no: +30 210 895 6900
Attention: Mr. George Papadopoulos

5th March 2008

Dear Sirs

Loan Agreement dated 7th March 2007 for a multi-currency loan of $36,000,000 to Pemer Shipping Ltd (the “Loan Agreement”)

We refer to the Loan Agreement and to the conversion request you have sent us dated 5th March 2008 (the “New Conversion Request”). Please note that, pursuant to the New Conversion Request, Three Billion Nine Hundred Fifty Seven Million Six Hundred Thousand Japanese Yen (JPY3,957,600,000) (the “Funds”) have been converted with value 7th March 2008 to Thirty Eight Million One Hundred Sixty Seven Thousand Six Hundred Fifteen United States Dollars and One Cent (USD38,167,615.01) at an exchange rate of 103.69 $/JPY.

We note your acknowledgment of the excess amount of Four Million One Hundred Sixty Seven Thousand Six Hundred Fifteen United States Dollars and One Cent (USD4,167,615.01) and agree to your request of waiving the requirement for additional cash collateral to be deposited to the Multicurrency Cash Collateral Account pursuant to clause 4.6 of Loan Agreement. Such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under the Loan Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of the Loan Agreement and the other Security Documents.

In consideration of the above, we also hereby agree to your request that repayment of aforementioned excess amount be applied to the remaining repayment instalments and the balloon repayment so that the current balance of the Loan being Thirty Eight Million One Hundred Sixty Seven Thousand Six Hundred Fifteen United States Dollars and One

Bayerische Hypo- und Vereinsbank
Aktiengesellschaft
Global Shipping - Piraeus Office
62, Notara str.
GR - 185 35 Piraeus, Greece
Telephone: (0030) 210 4100506-8
Fax: (0030) 210 4126597

Cent (USD38,167,615.01) be repayable in twenty-one instalments of One Million One Hundred Thousand United States Dollars (USD1,100,000) each plus a final repayment of Fifteen Million Sixty Seven Thousand Six Hundred Fifteen United States Dollars and One Cents (USD15,067,615.01), all repayable on each of the Repayment Dates.

Finally, it is also hereby agreed that no further conversion of the Loan, currently denominated in United States Dollars, will be effected until the final maturity date of the Loan and hence the multicurrency option is hereby cancelled and the Loan will remain in United States Dollars until the final maturity date.

We further designate account number 117684 USD 2811 04 held with us in the name of Safety Management Overseas S.A. to be a “Cash Collateral Account” for the purposes of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meaning when used herein.

This letter shall be governed by English law.

Please confirm your agreement to this letter by countersigning a duplicate copy of this letter.

Yours sincerely

/s/
For and on behalf of

Bayerische Hypo-und Vereinsbank Aktiengesellschaft

We acknowledge and agree to the above

/s/
for and on behalf Pemer Shipping Ltd